                                                                    Exhibit 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Post Effective Amendment No. 3 to Form S-1 (Form S-3 No. 333-98785) and related Prospectus of Komag, Incorporated for the registration of shares of its common stock and Senior Secured Notes and to incorporation by reference therein of our report dated January 29, 2001, with respect to the consolidated statements of operation, stockholders' equity, and cash flows of Komag, Incorporated, and the related financial statement schedule for the year ended December 31, 2000 included in its Annual Report (Form 10-K) for the year ended December 29, 2002, filed with the Securities and Exchange Commission.





                                        /s/   ERNST & YOUNG LLP




San Jose, California


December 22, 2003